         EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-227303) of Hamilton Lane Incorporated,

(2)Registration Statement (Form S-8 No. 333-227268) pertaining to the Securities to be Offered to Employees in Employee Benefit Plans of Hamilton Lane Incorporated, and

(3)Registration Statement (Form S-8 No. 333-216443) pertaining to the Securities to be Offered to Employees in Employee Benefit Plans of Hamilton Lane Incorporated;

of our reports dated May 28, 2020, with respect to the consolidated financial statements of Hamilton Lane Incorporated and the effectiveness of internal control over financial reporting of Hamilton Lane Incorporated, included in this Annual Report (Form 10-K) of Hamilton Lane Incorporated for the year ended March 31, 2020.
/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 28, 2020